SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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8X8, INC.

(Name of Registrant as Specified in its Charter)

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8X8, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 23, 2002

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of 8x8, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, July 23, 2002 at 1:30 p.m., local time, at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054, for the following purposes:

    To elect six directors to serve for the ensuing year or until their successors are elected and duly qualified;

    To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending March 31, 2003;

    To approve amendment of the Company's 1996 Director Option Plan (the "Director Plan") to (i) increase the aggregate number of shares of common stock authorized for issuance under such plan by 500,000 shares, from 500,000 shares to 1,000,000 shares, and (ii) provide for an increase in the number of shares granted as non-discretionary option grants under the Director Plan;

    To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on May 31, 2002 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the annual meeting may vote in person even if he or she has previously returned a proxy.

THE BOARD OF DIRECTORS OF 8X8, INC.

Santa Clara, California
June 13, 2002

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

8X8, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the board of directors of 8x8, Inc., or the Company, for use at the 2002 annual meeting of stockholders to be held July 23, 2002 at 1:30 p.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement. The annual meeting of stockholders will be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054. The telephone number of the Company's offices is (408) 727-1885.

These proxy solicitation materials and the Company's Annual Report on Form 10-K for the year ended March 31, 2002 (the Company's fiscal 2002), including financial statements, were mailed on or about June 13, 2002, to all stockholders entitled to vote at the annual meeting.

RECORD DATE AND VOTING SECURITIES

Stockholders of record at the close of business on May 31, 2002 (the "Record Date") are entitled to notice of and to vote at the annual meeting. At the Record Date, 28,237,122 shares of the Company's common stock were issued and outstanding having an equivalent number of votes.

REVOCABILITY OF PROXIES

Any proxy given in connection with this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at or before the taking of the vote at the annual meeting a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

VOTING AND SOLICITATION

Each stockholder holding common stock is entitled to one vote for each share of the Company's common stock they hold on all matters presented at the annual meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of the Company's common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of the Company's nominees for director; (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the period ending March 31, 2003; and (iii) FOR the amendment of the Director Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 500,000 shares, from 500,000 shares to 1,000,000 shares and provide for an increase in the number of shares granted as non-discretionary option grants under the plan. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the board of directors.

The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of the Company's common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter.

Abstentions shall be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

In instances where brokers are prohibited from exercising discretionary authority for beneficial holders who have not returned a proxy (so-called "broker non-votes"), those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of shares entitled to vote. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

PROPOSAL ONE:

ELECTION OF DIRECTORS

NOMINEES

The Company's board of directors consists of six directors who are to be elected at this annual meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the directors elected at the annual meeting will hold office until the annual meeting of stockholders in 2003 or until his successor has been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current board of directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

In January 2000, the Company entered into a strategic relationship with STMicroelectronics NV, or STM, which included STM acquiring shares of the Company's common stock and obtaining the right to nominate a qualified representative to serve on the Company's board of directors so long as STM holds at least 10% of the Company's outstanding common stock. STM currently holds 13.1% of the Company's common stock. Therefore, the Company has selected STM's nominee, Christos Lagomichos, for re-election to the Company's board of directors. For further discussion of the Company's relationship with STM, please see the section of this proxy statement entitled "Certain Relationships and Related Party Transactions."

The names of the nominees and certain information about each of them are set forth below.
NAME	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Dr. Bernd Girod	44	Professor of Electrical Engineering, Information Systems Laboratory, Stanford University	1996
Major General Guy L. Hecker, Jr.	70	President, Stafford, Burke and Hecker, Inc. Retired, United States Air Force	1997
Christos Lagomichos	47	Vice President and General Manager, Set-Top Box Division, STMicroelectronics, Inc.	2000
Bryan R. Martin	34	President and Chief Executive Officer, 8x8, Inc.	2001
Joe Parkinson	56	Chairman of the Board, 8x8, Inc.	2000
William P. Tai	39	General Partner, Charles River Ventures	1994

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Dr. Bernd Girod has served as a director of the Company since November 1996 and has served as a director of Netergy Microelectronics, Inc. since January 2001. Dr. Girod is Professor of Electrical Engineering and (by courtesy) Computer Science in the Information Systems Laboratory of Stanford University, a position he has held since 1999. He was Chaired Professor of Telecommunications in the Electrical Engineering Department of the University of Erlangen-Nuremberg from 1993 to 1999. His research interests are in the areas of networked multimedia systems, video signal compression, and 3-D image analysis and synthesis. Prior visiting or regular faculty positions include MIT and Georgia Tech. He has been involved with several startup ventures as founder, director, investor, or advisor, among them Polycom, Vivo Software and RealNetworks. Dr. Girod received a M.S. in Electrical Engineering from the Georgia Institute of Technology and a Doctoral degree from the University of Hanover, Germany. Dr. Girod is a Fellow of the Institute of Electrical and Electronics Engineers.

Major General Guy L. Hecker, Jr. has served as a director of the Company since August 1997 and has served as a director of Netergy since December 2000. He has served as the President of Stafford, Burke and Hecker, Inc., a consulting firm based in Alexandria, Virginia, since 1982. Prior to his retirement from the Air Force in 1982, Major General Hecker's most recent positions included Director of the Air Force Office of Legislative Liaison and an appointment in the Office of the Deputy Chief of Staff, Research, Development and Acquisition for the Air Force. Earlier, he served as a pilot and commander in both fighter and bomber aircraft units, including command of a bomber wing and an air division. During his Air Force career, Major General Hecker was awarded a number of military decorations, including the Air Force Distinguished Service Medal, the Silver Star, the Legion of Merit (awarded twice) and the Distinguished Flying Cross. Major General Hecker received a B.A. from The Citadel, an M.A. in International Relations from George Washington University, an honorary Ph.D. in military science from The Citadel and completed the management development program at Harvard Business School.

Christos Lagomichos has served as a director of the Company since June 2000. Mr. Lagomichos has been Vice President and General Manager of the Set-Top Box Division of STMicroelectronics, Inc., a subsidiary of STM, since July 1997. In December 1996, Mr. Lagomichos was promoted to Director of STM's PPG/Semicustom Products Division for the Americas, and was subsequently promoted to Worldwide General Manager of the Division in May 1997. From October 1989 through December 1996, Mr. Lagomichos served as Product Marketing Manager of STM's Semicustom Business Unit. From 1985 through 1988, he served in various technical roles in STM's Munich design center. Mr. Lagomichos holds an engineering degree from the Technical University of Munich.

Bryan R. Martin has served as President and Chief Executive Officer and as a director of the Company since February 2002. From February 2001 to February 2002 he served as President and Chief Operating Officer and a director of the Company. He has served as a director of Netergy Microelectronics, Inc., a subsidiary of the Company, since January 2001 and of Centile, Inc., a subsidiary of the Company, since March 2001. He served as Senior Vice President, Engineering Operations from July 2000 to February 2001 and as the Company's Chief Technical Officer from August 1995 to August 2000. He also served as a director of the Company from January 1998 through July 1999. In addition, Mr. Martin served in various technical roles for the Company from April 1990 to August 1995. He received a B.S. and an M.S. in Electrical Engineering from Stanford University.

Joe Parkinson has been Chairman of the Board of the Company since November 2000, and served as its Chief Executive Officer from January 2001 to February 2002. He was Chairman and Chief Executive Officer of Netergy Microelectronics, Inc., a subsidiary of the Company, from November 2000 to January 2001. From October 1999 through August 2000, he served on the board of directors of a private company, Photobit Corporation, and from June 2000 through August 2000 served as Photobit's President and Chief Executive Officer. From October 1998 through September 1999, Mr. Parkinson served as Chairman of the Board of Diamonex, Incorporated, also a private company. He also served as Chairman of the Board and Chief Executive Officer of the Company from June 1995 to January 1998. He previously served as Chairman of the Board and Chief Executive Officer of Micron Technology, Inc. He currently serves on the board of directors of Tulane University and of several private companies. Mr. Parkinson received a B.A. from Columbia College, a J.D. from Tulane University, and a L.L.M. in Taxation from New York University.

William P. Tai has served as a director of the Company since April 1994. In June 2002, Mr. Tai joined Charles River Ventures as a general partner. Mr. Tai also serves as a general partner and managing director of funds managed by Institutional Venture Partners. Mr. Tai currently serves on the boards of directors of imGO Limited, a Hong Kong listed company that focuses on investments in the wireless sector, Microtune, Inc., a provider of broadband wireless components, Transmeta Corporation, a provider of hardware and software technologies for mobile computers, as well as several privately held companies. Mr. Tai received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from Harvard Business School.

VOTE REQUIRED AND RECOMMENDATION

The six nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for purposes of determining the presence or absence of a quorum, but, under Delaware law, it will have no other legal effect upon the election of directors.

The board of directors unanimously recommends voting "FOR" the nominees set forth above.

BOARD MEETINGS AND COMMITTEES

The board of directors of the Company held a total of eleven meetings during the fiscal year ended March 31, 2002. No incumbent director attended fewer than 75% of the total number of meetings of the board of directors and committees of the board of directors upon which such director served during fiscal 2002. The board of directors has an audit committee and a compensation committee. The board of directors does not have a nominating committee or any committee performing similar functions.

The audit committee currently consists of Dr. Girod, Mr. Hecker and Mr.Tai. The audit committee reviews the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. This committee held four meetings during fiscal 2002.

The compensation committee currently consists of Dr. Girod and Mr. Tai. The compensation committee makes recommendations to the board of directors concerning the compensation for the Company's officers and directors and the administration of the Company's stock option and employee stock purchase plans. This committee held no meetings during fiscal 2002.

COMPENSATION OF DIRECTORS

Cash remuneration for non-employee directors consists of a $1,000 fee for attendance of meetings of the Company's Board of Directors. In addition, directors are reimbursed for reasonable expenses incurred in attending board and committee meetings upon approval of such reimbursement by the board of directors. Non-employee directors are also eligible for discretionary and non-discretionary grants of stock options under the 1996 Director Plan (the "Director Plan") and the 1996 Stock Option Plan (the "1996 Plan"). Under an amendment to the Director Plan approved by the Company's stockholders in August 2000, non-employee directors receive a non-discretionary option grant of 40,000 shares upon their initial election to the board of directors and receive annual grants of 15,000 shares upon their re-election to the board. The initial non-discretionary grant vests annually over a period of four years and subsequent non-discretionary grants vest monthly over a period of forty-eight months. Grants are not made upon re-election in cases where the initial term is shorter than six months. In April 2002 the board reassessed its compensation policy and determined that another increase in non-discretionary grants to non-employee directors was warranted. As a result of this reevaluation, the board increased the amount of the non-discretionary option grant upon re-election of a non-employee director to the board to 25,000 shares. As detailed in Proposal Three, the board is asking Company stockholders to approve changes to the compensation of its non-employee directors under the Director Plan.

In addition, upon termination of service as a director of the Company or upon a Change in Control (as defined below) of the Company, each of the non-employee directors and their immediate families will be eligible for medical insurance coverage for life, subject to the director reimbursing the cost of such coverage to the Company. However, if an individual commences coverage under another plan, coverage under the Company's medical insurance will be discontinued. In addition, upon a Change in Control of the Company any unvested non-employee director options shall become fully vested. For these purposes, a Change in Control is defined as a transaction or series of transactions, including by merger or consolidation of the Company into or with any other entity or corporation or the merger or consolidation of any other corporation into or with the Company, in which any person, entity or group of persons and/or entities acting in concert acquire(s) shares of the Company's stock representing 50% or more of the outstanding voting power of the Company, including voting shares issued or issuable upon conversion of any convertible security outstanding on the date of such transaction including, without limitation, stock options.

Under the foregoing policies, each of Dr. Girod, Mr. Hecker and Mr. Tai received an option to purchase 15,000 shares of the Company's common stock upon their re-election to the Company's board of directors on July 17, 2001 at an exercise price of $1.28. On November 20, 2001, each of Messrs. Girod, Hecker, and Tai also received a discretionary option grant to purchase 1,000 shares of the Company's common stock under the 1996 Plan at an exercise price of $0.96. On January 30, 2002, each of Messrs. Girod, Hecker, and Tai received an additional discretionary option grant to purchase 25,000 shares of the Company's common stock under the Director Plan at an exercise price of $1.18. The above noted exercise prices represented the fair market value of the Company's stock on the date of grant. These grants will vest monthly for forty-eight months subject to their continued service as a director of the Company.

Under a policy of STM, Mr. Lagomichos does not receive option grants in connection with his service on the board, nor does he receive the $1,000 per meeting payment for attending meetings of the Company's board of directors.

Directors who are also employees do not receive any additional compensation for their services as members of the board of directors.

ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the executive officers of the Company not shown in the table of the nominees for director above:
NAME	AGE	POSITION
Dr. Barry Andrews	36	Vice President, Engineering and Chief Technical Officer
Dr. Theodore Beck	34	Vice President, Manufacturing and Vice President, Operations, Netergy Microelectronics, Inc.
Dr. Philip Bednarz	36	Chairman and Chief Executive Officer, Netergy Microelectronics, Inc.
Christopher Peters	39	Corporate Development Officer
Huw Rees	41	Chairman and Chief Executive Officer, Centile, Inc.
David M. Stoll	33	Chief Financial Officer, Vice President, Finance and Secretary

Dr. Barry Andrews was appointed Vice President, Engineering and Chief Technical Officer of the Company in February 2001. From December 2000 to February 2001, he served as Director of Customer Premise Equipment & Gateway Development of the Company. From January 1996 to December 2000, Dr. Andrews served as Video R&D Manager and Senior Software Engineer of the Company. He received a B.A.Sc. in Engineering Science from Simon Fraser University, a M.S. in Electrical Engineering, a M.S. in Statistics, and a Ph.D. in Electrical Engineering from Stanford University.

Dr. Theodore Beck has been Vice President, Manufacturing of the Company since May 1999. He has also served as Vice President, Operations of Netergy Microelectronics, Inc. since December 2000. From July 1997 to May 1999, he served as Manufacturing Manager and as Director of Manufacturing of the Company. Dr. Beck joined the Company in December 1996 as Manufacturing Engineer for Systems Products. Dr. Beck received a B.S. in Electrical Engineering from the University of Texas at Austin, as well as a M.S. in Manufacturing Systems Engineering and a Ph.D. in Electrical Engineering, both from Stanford University.

Dr. Philip Bednarz has been Chairman and Chief Executive Officer of Netergy Microelectronics, Inc. since January 2001. He served as President and Chief Operating Officer of Netergy Microelectronics from November 2000 to January 2001. He served as Vice President, Engineering of the Company from February 2000 to November 2000. From October 1995 to February 2000 he served in various technical roles including Director of Advanced Technology and Director of System Software. Dr. Bednarz holds five U.S. patents. He earned his undergraduate degree from the University of Michigan, and a M.S. and a Ph.D. from Stanford University, all in Electrical Engineering.

Christopher Peters has served as the Company's Corporate Development Officer and as a member of the board of directors of Centile, Inc. since October 2001. From September 2000 to October 2001, Mr. Peters was Vice President of Business Development for Kinetic Tide, Inc. Prior to Kinetic Tide, Mr. Peters was Vice President of Sales for 8x8 from July 1997, and Vice President of Business Development from July 1999 to June 2000. Between January 1995 and July 1997, he served as 8x8's East Coast Sales Manager and then as Director of North American OEM Sales. He worked for Media Vision Technology, Inc., a manufacturer of PC multimedia products, from December 1993 through January 1995, where he was an OEM sales manager and director of OEM Sales. He also worked for NCR Microelectronics from 1985 to 1993 in various technical and marketing roles. He received a B.S.E.E. from Colorado State University.

Huw Rees has served as the Chairman and Chief Executive Officer of Centile, Inc. since July 2001 and has been a member of Centile, Inc.'s board of directors since March 2001. From February 2001 to July 2001, he served as Vice President, Sales of the Company. Additionally, he served as Vice President, Sales and Business Development of Centile from March 2001 to July 2001. He served as Vice President, Sales of the Solutions Group of the Company from August 2000 until February 2001 and as Director, North American Sales of the Company from April 1999 to August 2000. He previously worked at Mitel Corporation as Sales Manager of the Western Region. He received a B.Sc. (Hons) from the University of Manchester, Institute of Science and Technology in Electrical and Electronic Engineering and a M.B.A. from the University of LaVerne.

David M. Stoll has been Chief Financial Officer of the Company since January 2000. He was named Acting Chief Financial Officer, Vice President, Finance and Secretary of the Company in August 1999. Mr. Stoll served as the Company's Corporate Controller from November 1996 to August 1999. Prior to joining the Company, Mr. Stoll served as a Finance Manager for Maxtor Corporation and held various positions at PricewaterhouseCoopers LLP. He received a B.A. from Santa Clara University.

EXECUTIVE COMPENSATION

The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended March 31, 2002, 2001 and 2000 by the Company's Chief Executive Officers and the Company's other four most highly compensated executive officers whose salary and bonus for such fiscal year exceeded $100,000 and who served as executive officers of the Company on March 31, 2002 (collectively, the "Named Executive Officers").

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Long Term Compensation Securities Underlying Options (#)	All Other Compensation ($) (1)
Bryan R. Martin (2), President and Chief Executive Officer	2002 2001 2000	225,865 193,104 190,008	- 8,667 50,000	101,000 780,413 35,000	1,798 1,984 1,941
Joe Parkinson (3), Chairman and Chief Executive Officer	2002 2001	200,769 54,308	- -	101,000 800,000	1,736 60
Huw Rees (4), Chairman and Chief Executive Officer, Centile, Inc.	2002 2001	211,496 237,864	- 692	151,000 195,000	1,779 1,751
Dr. Philip Bednarz (5), Chairman, President and Chief Executive Officer, Netergy Microelectronics, Inc.	2002 2001	190,731 168,555	7,021 4,000	101,000 100,000	1,752 1,795
Dr. Theodore Beck (6), Vice President, Operations, Netergy Microelectronics, Inc.	2002 2001 2000	190,731 165,654 144,263	5,840 - -	101,000 100,000 37,000	1,752 1,764 1,713
Dr. Barry Andrews (7), Chief Technology Officer and Vice President, Engineering	2002 2001	190,731 137,599	- 5,333	163,000 133,256	1,752 1,682

________

  Consists of Company contributions to the 8x8, Inc. 401(k) plan and premiums paid with respect to term life insurance on behalf of the Named Executive Officer.

  Mr. Martin was named Chief Executive Officer of the Company in February 2002.

  Mr. Parkinson was named Chairman of the board and an officer of the Company in November 2000. He served as Chief Executive Officer of the Company from February 2001 to February 2002.

  Mr. Rees became an officer of the Company in February 2001. Mr. Rees' fiscal 2001 salary consisted of a base salary of $157,864 and sales commissions of $80,000. Mr. Rees' fiscal 2002 compensation package did not include a commission plan. Therefore, his fiscal 2002 salary included base salary only.

  Dr. Bednarz became an officer of the Company in December 2000.

  Dr. Beck became an officer of the Company in May 1999.

  Dr. Andrews became an officer of the Company in February 2001.

  In fiscal 2001, Mr. Rees was also granted an option to purchase 300,000 shares of Centile, Inc. common stock at an exercise price of $0.43 per share.

  In fiscal 2001, Dr. Bednarz and Dr. Beck were each also granted an option to purchase 200,000 shares of Netergy Microelectronics, Inc. common stock at an exercise price of $0.50 per share.

Option Grants in Fiscal 2002

The following table provides information with respect to stock option grants to each of the Named Executive Officers during the fiscal year ended March 31, 2002:
	Number of Securities Underlying	Percent of Total Options Granted to Employees	Exercise or		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for
	Options	In Fiscal	Base Price	Expiration	Option Term (2)
Name	Granted (#)(3)	Year (1)	($/share) (4)	Date	5% ($)	10% ($)
Bryan R. Martin	1,000 100,000	* 2.0	$ 0.96 1.18	11/20/11 1/30/12	$604 74,210	$1,530 188,062
Joe Parkinson	1,000 100,000	* 2.0	$ 0.96 1.18	11/20/11 1/30/12	$604 74,210	$1,530 188,062
Huw Rees	1,000 150,000	* 3.0	$ 0.96 1.18	11/20/11 1/30/12	$604 111,314	$1,530 282,092
Dr. Philip Bednarz	1,000 100,000	* 2.0	$ 0.96 1.18	11/20/11 1/30/12	$604 74,210	$1,530 188,062
Dr. Theodore Beck	1,000 100,000	* 2.0	$ 0.96 1.18	11/20/11 1/30/12	$604 74,210	$1,530 188,062
Dr. Barry Andrews	63,000 100,000	1.3 2.0	$ 0.96 1.18	11/20/11 1/30/12	$38,640 74,210	$98,460 188,062

________

* less than 0.1%.

  The Company granted options representing 4,901,073 shares to employees during fiscal 2002.

  Potential gains are net of the exercise price, but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Company common stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period. There can be no assurance that the potential realizable values shown in this table will be achieved.

  The options were granted under the Company's 1996 Stock Plan and vest at a rate of 1/48th of the shares at the end of each month, subject to continued service as an employee, consultant or director. The term of each option is ten years. The exercise price of each option granted equaled the fair market value of the common stock of the Company on the date of grant. See information provided under the heading "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" for circumstances that would give rise to an acceleration of vesting for outstanding options held by the Named Executive Officers.

  The exercise price for each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same day sale of the purchased shares.

Option Exercises in Fiscal 2002 and the Value of In-the-Money Options at March 31, 2002

None of the Named Executive Officers in the Summary Compensation Table exercised any stock options during the fiscal year ended March 31, 2002. The following table provides information with respect to the value of stock options held as of March 31, 2002 by each of the Named Executive Officers:

Aggregated Fiscal Year End Option Values
	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Bryan R. Martin	329,355	642,058	$ -	$ -
Joe Parkinson	418,833	482,167	-	-
Huw Rees (2)	86,119	289,881	-	-
Dr. Philip Bednarz (3)	206,109	204,891	-	-
Dr. Theodore Beck (3)	119,433	164,567	-	-
Dr. Barry Andrews	76,330	249,847	225	2,398

________

  The value of unexercised options is based upon the difference between the exercise price and the closing price on the Nasdaq National Market on March 28, 2002 (the last trading day prior to our fiscal year end) of $0.86, multiplied by the number of shares underlying the option.

  At March 31, 2002, Mr. Rees had an unexercised option to purchase 300,000 shares of Centile, Inc.'s common stock at $0.43 per share, of which 75,000 were exercisable and 225,000 were not exercisable.

  At March 31, 2002, Dr. Bednarz and Dr. Beck each had an unexercised option to purchase 200,000 shares of Netergy Microelectronics, Inc.'s common stock at $0.50 per share, of which 62,499 were exercisable and 137,501 were not exercisable.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

In March 2002 the board of directors authorized the Company to open securities trading accounts and make investments in other classes of securities that may generate higher returns than the currently low yields on governmental and corporate debt securities and money market funds. The amount allocated for such investments was $1.0 million to be invested on behalf of 8x8, Inc. as directed by the Company's Chairman, Joe Parkinson; Chief Executive Officer, Bryan Martin; or Chief Financial Officer, David Stoll. Mr. Parkinson has agreed to personally reimburse 8x8, Inc. on a quarterly basis for any losses resulting from his trading activities in order to maintain a minimum investment account balance of $1.0 million. The board has been assured of Mr. Parkinson's ability to cover any such losses. As part of the arrangement, the Company's board of directors has expressed its intent, but not obligation, to pay Mr. Parkinson a quarterly bonus in an amount equal to 25% of the profits attributable to investments made on the Company's behalf by Mr. Parkinson to the extent such a bonus exceeds his salary for the corresponding period. The Company or Mr. Parkinson can terminate this arrangement at any time, subject to the terms of an agreement between Mr. Parkinson and the Company.

In February 2001, the board of directors authorized a severance arrangement for Joe Parkinson which provides for a one-year severance and one-year option vesting (hereinafter referred to as the "Severance Provisions") in the event of termination of either employment or service as a director (whichever is later) or a Change in Control. The Severance Provisions are subject to a forty-eight month vesting period, which commenced on November 17, 2000, the initial date of Mr. Parkinson's employment. If Mr. Parkinson's immediate family moves to California with the intent that the children will attend school in California, Mr. Parkinson will be considered fully vested in the Severance Provisions. The severance is payable, and options shall vest, month by month, commencing upon the voluntary or involuntary termination of employment or service as a director (whichever is later), conditioned on Mr. Parkinson not competing with the Company and being available for consulting (to the extent it does not interfere with his job responsibilities at a new company, in the discretion of the Chairman of the board of directors of the Company). Notwithstanding the above, in the event of a change in control before the expiration of the applicable severance period, all remaining severance would be paid, and all unvested options would vest.

In January and February 2001, the Company's board of directors authorized severance arrangements with Dr. Beck, Dr. Bednarz, Mr. Martin, Mr. Stoll and two other executives of Netergy Microelectronics, Inc. which provide for one year of severance benefits and option vesting. The severance is payable month by month, commencing upon the voluntary or involuntary termination of the executive, conditioned on the individual not competing with the Company and being available for consulting to the extent it does not interfere with his job responsibilities at a new company, in the discretion of the Chairman of the board of directors of the Company. If the Company is sold before the expiration of the twelve month severance period, all remaining severance would be paid, and all remaining unvested options would vest, as of the closing of the sale of the Company. The executives will also be entitled to continued coverage under the Company's medical plan for the severance period.

Pursuant to the terms of the Netergy Microelectronics, Inc. 2000 Stock Option Plan, the initial options grants to Dr. Bednarz, Dr. Beck, Dr. Girod and Mr. Hecker for the purchase Netergy Microelectronics, Inc. common stock will vest immediately upon a Change in Control of Netergy Microelectronics, Inc.

Notwithstanding the arrangements discussed above, in the event an individual or corporate entity and any related parties cumulatively acquire at least 35% of the Company's fully diluted stock, all stock options held by officers under any 8x8, Inc. stock option plan shall vest immediately without regard to the term of the option. In addition, in such an event, each officer shall be entitled to one year of severance pay and continuing medical benefits for life after leaving the Company, provided that such medical benefits shall cease should such officer accept employment with a competing company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with STMicroelectronics

In the quarter ended March 31, 2000, the Company entered into a strategic relationship with STM. Under various agreements, STM purchased shares of the Company's common stock and was granted certain related rights, licensed certain of the Company's intellectual property and engaged the Company to jointly develop products that enable voice and other multimedia services over internet protocol networks. In addition, STM and the Company entered into a cross license agreement in March 2002 that is more fully described below.

Stock Purchase and Related Rights. As part of the arrangement, STM purchased 3.7 million shares of 8x8's common stock for $27.75 million. STM's share ownership currently represents 13.1% of our outstanding common stock making them the Company's largest shareholder. STM has been granted certain registration rights that expire upon the earlier of the date that STM can sell the remaining shares it holds in any three-month period under Rule 144, or February 2007. The registration rights allow STM to:

  require us to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of some or all of the 3.7 million shares still held by STM, subject to certain conditions; and

  participate in future registration statements, including a registered public offering involving an underwriting, subject to certain conditions and limitations.

In addition, STM has preemptive rights that allow STM to purchase additional shares of common stock from the Company or receive rights to acquire shares of 8x8 common stock, in proportion to their ownership percentage, to the extent that shares of 8x8 common stock or rights to acquire 8x8 common stock are issued in connection with financing activities. STM's preemptive rights terminate on the later of the date that it owns less than 10% of 8x8's outstanding common stock or February 2003. Further, so long as STM holds at least 10% of 8x8's outstanding common stock, the Company is obligated to nominate one qualified nominee selected by STM for election to 8x8's board of directors. Christos Lagomichos, vice president and general manager of the Set-Top Box Division of STM's subsidiary, STMicroelectronics, Inc., was selected as a nominee by STM and currently serves on 8x8's board of directors.

License and Development Agreements. Under a non-exclusive, royalty-bearing license agreement entered into in the quarter ended March 31, 2000 in conjunction with the stock purchase and rights agreements discussed above, the Company provided a subsidiary of STM, STMicroelectronics, Inc., or STM Inc., with rights to use certain of its voice-over-internet-protocol semiconductor and embedded software technology. STM Inc. is required to pay royalties based on a percentage of the net sales price of products sold by STM Inc. that incorporate the licensed technology.

Under a separate development agreement that was also executed in the quarter ended March 31, 2000, the Company and STM Inc. established a framework for the joint development of semiconductor products and defined two initial projects. One project provides for the joint development of a voice-enabled chipset for cable modems and cable television set-top boxes. STM Inc. is not required to pay the Company any engineering fees associated with the development efforts necessary to support this project, which is still ongoing. STM Inc. is required to pay certain per-unit royalties based upon shipments of products that may eventually result from this development effort. The other project involves the integration of certain of our voice-over-internet protocol technology into products intended to be used in various internet telephony applications including digital subscriber line, or DSL, modems and internet protocol telephones. In May 2000 STM Inc. paid us $1.0 million associated with this project; $500,000 for engineering fees associated with the development effort and $500,000 of prepaid royalties. We have substantially completed our obligations under this project and STM Inc. is currently marketing and selling a product resulting from this joint development effort. STM Inc. is required to pay us additional per-unit royalties based upon shipments of this product only if cumulative royalties owed eventually exceed the balance of prepaid royalties. Should STM Inc. elect to have us provide extended product maintenance and support, they are required to pay us additional fees of which a portion will be considered prepaid royalties.

In March 2002, the Company licensed certain Very Long Instruction Word, or VLIW, microprocessor cores, related tools and MPEG4 video compression firmware from STM for use in the Company's Internet protocol, or IP, video communication processor development initiatives. Additionally, the Company agreed to license STM certain of its existing and future H.263 and H.26L video compression/decompression firmware implementations for use with STM's semiconductor products. The licenses are non-exclusive, non-transferable and non-assignable and provide for the sharing of updates and enhancements to the licensed technology, subject to certain limitations. The agreement includes provisions that allow the Company to manufacturing semiconductor devices that contain the VLIW microprocessor cores at STM or at other third-party fabrication facilities. The Company is required to pay STM per-unit royalties based upon shipments of products that incorporate the VLIW technology. In addition, STM is required to pay the Company certain per-unit royalties based upon shipments of STM semiconductor products that contain the Company's video technology.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of the board of directors currently consists of Dr. Girod and Mr. Tai. Neither individual was, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board of directors or compensation committee. The employee directors of the Company, Messrs. Martin and Parkinson, participated in deliberations of the Company's board of directors concerning executive officer compensation during fiscal 2002.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Company's board of directors (the "Audit Committee") is comprised of three directors, and operates under a written charter adopted by the board of directors. Each member of the Audit Committee is "independent," as such term is defined under the Nasdaq National Market listing standards.

The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The Company's independent accountants, PricewaterhouseCoopers LLP ("PWC"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this capacity, the Audit Committee provides advice, counsel, and direction to management and PWC on the basis of the information it receives, discussions with management and PWC, and the experience of the Audit Committee's members in business, financial and accounting matters.

The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with the Company's management. The Audit Committee also discussed and reviewed with PWC all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with PWC, with and without management present, to discuss the overall scope of their audit, the results of their examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. Furthermore, the Audit Committee has discussed the Company's critical accounting policies with management and PWC.

The Audit Committee has received from PWC a formal written statement describing all relationships between PWC and the Company that might bear on the independence of PWC consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with them any relationships that may impact their objectivity and independence, considered the compatibility of non-audit services with the independence of PWC, and in so doing has satisfied itself as to the independence of PWC. Fees for audit and non-audit services provided by PWC in fiscal 2002 are summarized as follows:

Audit Fees. During the fiscal year ended March 31, 2002, the aggregate fees billed, or to be billed, by PWC for the audit of the Company's consolidated financial statements for such fiscal year and for the reviews of the Company's interim financial statements included in the Company's Forms 10-Q for the fiscal year ended March 31, 2002 were $103,000.

Financial Information Systems Design and Implementation Fees. During the fiscal year ended March 31, 2002, PWC billed no fees for information technology consulting services.

All Other Fees. During the fiscal year ended March 31, 2002, the aggregate fees billed by PWC for professional services other than audit fees were $89,000, $55,000 of which were billed in connection with tax related services and $34,000 of which were billed for services such as performance of statutory audits for international subsidiaries, consulting on accounting standards and the review of registration statements.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

The Audit Committee relies without independent verification on the information provided to them and on the representations made by management and PWC. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PWC is in fact "independent" as required by the Nasdaq National Market.

Submitted by the following members of the Audit Committee:

Dr. Bernd Girod
Guy Hecker
William P. Tai

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report of the compensation committee of the Company's board of directors (the "Compensation Committee") on executive compensation is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

The following report describes the Company's compensation policies and rationales applicable to the Company's executive officers with respect to compensation paid to such executive officers for fiscal 2002. The Compensation Committee makes recommendations to the board concerning the compensation for the Company's executive officers. The board of directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers, based in part on recommendations of the Compensation Committee. The Compensation Committee did not meet formally during fiscal 2002 and compensation decisions during the fiscal year were made by the full board of directors.

Compensation Philosophy

The general philosophy of the Company's compensation program is to offer executive officers competitive compensation based both on the Company's performance and on the individual's contribution and performance. The Company's compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. There are three main components in the Company's executive compensation program: i) base salary, ii) incentive bonus and iii) stock incentives.

Base Salary

The salaries of the executive officers, including the Chief Executive Officer, are generally reviewed annually by the Compensation Committee and the board of directors with reference to surveys of salaries paid to executives with similar responsibilities at comparable companies, generally in the high technology industry and often within the Company's geographic area. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation. Salaries for executive officers are generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history as well as the salaries for similar positions at comparable companies. In light of the Company's efforts to contain expenditures, there were no increases in the salaries of the Named Executive Officers during fiscal 2002.

Incentive Bonus

Annual incentive bonuses for executive officers are intended to reflect the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. The Company and its subsidiaries, Netergy Microelectronics, Inc. and Centile, Inc., have implemented profit sharing plans that provide the potential for additional compensation to employees of the respective entities equal to up to 15% of the applicable entity's quarterly net income, if approved by the Company's board of directors. Of these amounts, one third is shared by all employees of the respective entity, one third is shared by key employees identified by the board of directors, and one third is shared by officers. During fiscal 2002, Dr. Bednarz and Dr. Beck received profit sharing bonus payments awarded based upon the net income reported by Netergy Microelectronics, Inc. for the quarter ended December 31, 2001. Additionally, officers are eligible for certain discretionary bonuses based on criteria established by the Company's board of directors and management. No discretionary bonuses were paid to officers during fiscal 2002.

Stock Incentives

The Company utilizes stock options as long term incentives to reward and retain executive officers. The Compensation Committee believes that this practice links management interests with stockholder interests and motivates executive officers to make long-term decisions that are in the best interests of the Company. The Compensation Committee also believes that executive officers and other key employees should own a significant percentage of the Company's stock. Generally, stock options vest over four years after the grant date and optionees must be employed by the Company at the time of vesting in order to exercise the options.

The Compensation Committee believes that stock option grants provide an incentive that focuses the executives' attention on the Company from the perspective of an owner with an equity stake in the business. Because options are typically granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant, the Company's stock options are tied to the future performance of the Company's common stock and will provide value to the recipient only when the price of the Company's stock increases above the exercise price, that is, only to the extent that stockholders as a whole have benefited. In fiscal 2002, the Compensation Committee and the Board of Directors considered all of these factors and authorized the granting of options to executive officers in November 2001 and January 2002 as part of a company-wide option grant program focusing on employee retention.

Compensation of the Chief Executive Officers

Bryan R. Martin's annual base salary had been increased from $190,000 to $225,000 in February 2001 when he was promoted to President and Chief Operating Officer of the Company. Mr. Martin was promoted to Chief Executive Officer of the Company in February 2002; however, no corresponding adjustment was made to his base salary.

Joe Parkinson served as the Company's Chief Executive Officer from January 2001 to February 2002. He has served as the Company's Chairman of the Board since November 2000. Mr. Parkinson's annual base salary during fiscal 2002 was $200,000.

In November 2001, Mr. Martin and Mr. Parkinson were each granted an option to purchase 1,000 shares of the Company's common stock at a price of $0.96 per share, which represented the fair market value of the Company's stock on the date of said grants. Mr. Martin and Mr. Parkinson were also each granted an option to purchase 100,000 shares of the Company's common stock at a price of $1.18 per share in February 2002, which represented the fair market value of the Company's stock on the date of said grants. These grants will vest monthly for up to forty-eight months subject to their continued service as an officer or director of the Company.

Submitted by the following members of the Compensation Committee:

Dr. Bernd Girod
William P. Tai

STOCK PERFORMANCE GRAPH

The stock performance graph below is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

The graph compares the cumulative total stockholder return for the Company's common stock with the Nasdaq Stock Market (US) Composite Index and the Nasdaq Computer Index for the period commencing July 2, 1997 and ending March 31, 2002. The graph assumes that $100 was invested on the date of the Company's initial public offering, July 2, 1997, and that all dividends for the respective Nasdaq indexes have been reinvested. The Company has never paid dividends on its common stock and has no present plans to do so. Historic stock price performance should not be considered indicative of future stock price performance.

	7/02/97	3/31/98	3/31/99	3/31/00	3/31/01	3/31/02
8x8, INC.	100	108	59	456	12	13
NASDAQ COMPOSITE INDEX	100	128	171	318	128	128
NASDAQ COMPUTER INDEX	100	131	221	458	151	154

* $100 invested on 7/2/97 in stock or index - including reinvestment of dividends. Fiscal year ending March 31.

SECURITY OWNERSHIP

The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of May 13, 2002 by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's common stock, (ii) each of the Company's directors nominated for re-election (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Company common stock shown as beneficially owned by them, subject to community property laws where applicable.
Name and Address	Number of Shares Beneficially Owned (1)	Percentage of Total Shares
STMicroelectronics NV (2) 20 Route de Pre-Bois - ICC Building CH-1215 Geneve 15 Switzerland	3,700,000	13.1%
Joe Parkinson (3)(4)	857,899	3.0%
Bryan R. Martin (4)	582,408	2.0%
Dr. Philip Bednarz (4)(6)	265,172	*
Dr. Theodore Beck (4)(6)	178,615	*
Guy L. Hecker, Jr. (4)(6)	160,683	*
Dr. Bernd Girod (4)(6)	148,683	*
Dr. Barry Andrews (4)	138,248	*
Huw Rees (4)(7)	126,058	*
William P. Tai (4)	123,683	*
All directors and officers as a group (11 persons) (4)(5)	2,804,441	9.3%

________

* Less than 1%

  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares which the person has the right to acquire within sixty days after May 13, 2002. Applicable percentages are based upon 28,236,372 voting shares issued and outstanding as of May 13, 2002, and treating any shares issuable to any holder within 60 days as outstanding for purposes of computing their percent ownership.

  One of the Company's directors, Christos Lagomichos, serves as Vice President and General Manager of the Set-Top Box Division of STMicroelectronics, Inc., a subsidiary of STMicroelectronics NV.

  Includes 10,000 shares held by Jarbridge, Inc., of which Mr. Parkinson is Chairman of the board. Mr. Parkinson disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

  Includes the following number of shares subject to options that were exercisable at or within 60 days after May 13, 2002: Mr. Parkinson, 506,395; Mr. Martin, 387,254; Dr. Bednarz, 226,390; Dr. Beck, 135,183; Mr. Hecker, 80,683; Dr. Girod, 98,683; Dr. Andrews, 94,955; Mr. Rees, 108,619; Mr. Tai, 98,683; and all directors and officers as a group, 1,902,537.

  Although Mr. Lagomichos is an employee of STMicroelectronics, Inc., we have not included the shares of common stock owned by STMicroelectronics NV in this amount.

  Each of Dr. Bednarz, Dr. Beck, Dr. Girod and Mr. Hecker have been granted options to purchase shares of common stock of Netergy Microelectronics, Inc., a subsidiary of the Company. The number of shares subject to options that were exercisable at or within 60 days after May 13, 2002 were as follows: Dr. Bednarz, 74,999; Dr. Beck, 74,999; Dr. Girod, 8,333; Mr. Hecker, 8,333. The beneficial ownership represented by the above noted options, individually and in the aggregate, is less than 1% of the 17,000,000 shares of Netergy Microelectronics, Inc. common stock outstanding at May 13, 2002, adjusted as required by rules promulgated by the SEC.

  Mr. Rees has been granted options to purchase shares of common stock of Centile, Inc., a subsidiary of the Company. The number of shares subject to said options that were exercisable at or within 60 days after May 13, 2002 were 93,747. The beneficial ownership represented by Mr. Rees' options is less than 1% of the 25,500,000 shares of Centile, Inc. common stock outstanding at May 13, 2002, adjusted as required by rules promulgated by the SEC.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company's common stock that may be issued upon the exercise of options, warrants and rights under all of the Company's existing compensation plans as of March 31, 2002, including the 1992 Stock Option Plan, the Key Personnel Plan, the 1996 Stock Plan (the "1996 Plan"), the 1996 Director Option Plan (the "Director Plan"), the 1996 Employee Stock Purchase Plan (the "ESPP") and the 1999 Nonstatutory Option Plan (the "1999 Plan"). Additionally, the table includes information about common stock of two of the Company's subsidiaries, Netergy Microelectronics, Inc. ("Netergy") and Centile, Inc. ("Centile"), that may be issued upon the exercise of options under the Netergy 2000 Stock Option Plan (the "Netergy Plan") and the Centile 2001 Stock Option Plan (the "Centile Plan").

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
8x8, Inc. equity compensation plans approved by security holders	6,917,874	$2.64	195,265(2)(3)
8x8, Inc. equity compensation plans not approved by security holders (4)	2,981,952	$3.68	561,754
Total for 8x8, Inc. equity compensation plans	9,899,826	$2.95	757,019

Netergy equity compensation plan not approved by security holders of 8x8, Inc.	3,043,166	$0.50	1,956,834
Centile equity compensation plan not approved by security holders of 8x8, Inc.	2,265,000	$0.43	2,235,000

________

  The number of shares is subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.

  The 1996 Plan incorporates an evergreen formula pursuant to which on each April 1, the aggregate number of shares of common stock reserved for issuance under the 1996 Plan will increase by a number of shares equal to 5% of the outstanding shares on the preceding day (March 31) up to a maximum of annual increase of 1,000,000 shares. Additionally, the ESPP incorporates an evergreen formula pursuant to which on each April 1 the aggregate number of shares of common stock reserved for issuance under the ESPP increases so that 500,000 shares remain available for issuance.

  Of these shares, 83,411 shares remain available for issuance under the ESPP.

  Issued under the 1999 Plan, which due to the broad based nature of the plan does not currently require approval of our stockholders. See a description of the 1999 Plan below.

1999 Plan

The 1999 Plan was adopted in December 1999 by the Company's board of directors and provides for the issuance of up to 3,600,000 shares of common stock pursuant to the exercise of options granted under the plan. The 1999 Plan provides for the granting of nonstatutory stock options (NSOs) to full and part-time employees and consultants. Under the terms of the 1999 Plan, options may not be issued to either officers or directors of the Company provided, however, that options may be granted to an officer in connection with the officer's initial employment by the Company. The exercise price of options granted under the 1999 Plan is determined by the Company's board of directors and is generally the fair market value on the date of grant. Payment of the exercise price may be made in cash, by check, promissory note, certain other shares of the Company's common stock or through a same day sale program. Options generally vest over four years and expire ten years after grant. If an optionee's employment terminates for any reason, the option remains exercisable for a fixed period of 3 months or such shorter or longer period as may be fixed by the board of directors. In the event that the Company merges with or into another corporation, or substantially all of the Company's assets are sold, the 1999 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

Netergy and Centile Plans

The Netergy Plan was adopted in December 2000 by the Netergy board of directors and provides for the issuance of up to 5,000,000 shares of Netergy common stock pursuant to the exercise of options granted under the plan. The Centile Plan was adopted in March 2001 by the Centile board of directors and provides for the issuance of up to 4,500,000 shares of Centile common stock pursuant to the exercise of options granted under the plan. The Netergy and Centile Plans provide for granting incentive stock options (ISOs) to full or part-time employees and NSOs to full or part-time employees, directors, and consultants of the respective companies. Options granted under the Netergy and Centile Plans may be granted for periods up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the board of directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. To date, options granted vest over four years. Payment of the exercise price may be made in cash, by check, promissory note, certain other shares of the Company's common stock or through a same day sale program. In the event that Netergy or Centile, as the case may be, merge with or into another corporation, or sell substantially all of their assets, the Netergy and Centile Plans provide that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable. In addition, under the Netergy Plan, in the event of a change in control, vesting for certain options will be accelerated even if the options are assumed. If an optionee's employment terminates for any reason, the option remains exercisable for a fixed period of 30 days or such longer period as may be fixed by the applicable board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and furnish the Company with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and ten percent stockholders were complied with for the year ended March 31, 2002, except Christopher Peters who filed his initial report of ownership on Form 3 late.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The board of directors at the recommendation of the Audit Committee has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 2003. At the annual meeting, the stockholders are being requested to ratify the selection of PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1987. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. The representative is also expected to be available to respond to appropriate questions from stockholders. Please see the Report of the Audit Committee on page 10 of this proxy statement for more information concerning our relationship with PricewaterhouseCoopers LLP.

VOTE REQUIRED AND RECOMMENDATION

Although it is not required to do so, the board of directors is submitting its selection of the Company's independent accountants for ratification by the stockholders at the annual meeting in order to ascertain the view of our stockholders regarding such selection. The affirmative vote of a majority of the votes entitled to vote on this proposal that are present at the meeting in person or by proxy will be required to approve this proposal. Broker non-votes will not be counted as having been represented. Whether the proposal is approved or defeated, the board of directors may reconsider its selection.

The board of directors unanimously recommends voting "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending March 31, 2003.

PROPOSAL THREE:

AMENDMENTS TO THE 1996 DIRECTOR OPTION PLAN

In April 2002, the board of directors amended the Director Plan, subject to stockholder approval, to (i) increase the aggregate number of shares of common stock authorized for issuance under such plan by 500,000 shares, from 500,000 shares to 1,000,000 shares and (ii) provide for an increase in the number of shares granted as non-discretionary grants under the Director Plan from 15,000 to 25,000. As of May 30, 2002 an aggregate of 111,000 shares of the Company's common stock remain reserved for issuance under the Director Plan, not including the proposed increase in the share reserve of 500,000 shares.

The board of directors believes that the amendment is necessary to assure that a sufficient reserve of common stock remains available for issuance under the Director Plan to allow the Company to continue to utilize equity incentives to attract and retain the services of qualified, non-employee directors of the Company. In addition, the board of directors believes that the non-discretionary grants provided for in the amended Director Plan are consistent with current compensation practices for non-employee directors and are necessary for the Company to provide sufficient incentives for its non- employee directors.

The Company currently intends to register the additional 500,000 shares on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving stockholder approval.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Director Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

The board of directors recommends that the stockholders vote "FOR" the approval of the amendments to the director plan.

The following is a Summary of the Director Plan

The following summary of the Director Plan is qualified in its entirety by the specific language of Director Plan, a copy of which will be made available to any stockholder upon written request.

General. The purpose of the Director Plan is to attract and retain the best available personnel for service as non-employee, or "outside" directors of the Company, to provide additional incentive to outside directors of the Company to serve as directors, and to encourage their continued service on the board. The Director Plan provides for both discretionary and non- discretionary grants of nonstatutory stock options. Options granted under the Directors Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code.

Administration. The Director Plan may be administered by the board of directors of the Company or a committee of the board. The board of directors has the final power to construe and interpret the Director Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

Eligibility. The Director Plan provides that options may be granted only to outside directors of the Company. An "Outside Director" is defined in the Director Plan as a director of the Company and its subsidiaries who is not otherwise an employee of the Company or any subsidiary of the Company.

Share Reserve. The aggregate number of shares of common stock that may be issued under options granted under the Director Plan, as amended, is 1,000,000 shares.

Option Grants. The board of directors may make discretionary option grants to Outside Directors. Non-discretionary grants shall be made in accordance with the following provisions:

On the date of an individual's initial election or appointment to be an Outside Director by the board of directors or stockholders of the Company, such Outside Director shall automatically be granted an option (referred to as the "First Option") to purchase 40,000 shares of the Company's common stock.

On the day following each annual meeting of stockholders, commencing with this annual meeting, each person who is then an Outside Director shall automatically be granted an option to purchase 25,000 shares of common stock (the "Subsequent Option"); provided, however, that the person must have served as an Outside Director for the six month period preceding the annual meeting.

Option Exercise. First Options granted under the Director Plan vest and become exercisable as to 25% of the shares of common stock subject to the First Option, on each anniversary of its date of grant, provided that said Outside Director continues to serve as a director on such dates. Subsequent Options shall become exercisable as to one forty-eighth (1/48th) of the shares of common stock subject to the Subsequent Option on each one month anniversary of its date of grant for a four-year period, provided that said Outside Director continues to serve as a director on such dates.

Exercise Price; Payment. The exercise price of options granted under the Director Plan shall be equal to 100% of the fair market value of the common stock on the date such option is granted. The exercise price of options granted may be paid in (i) in cash or check, (ii) in shares of common stock of the Company at the time the option is exercised or (iii) pursuant to a "same-day" sale program which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the common stock.

Transferability; Term. Under the Director Plan, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution. No option granted under the Director Plan is exercisable by any person after the expiration of ten years from the date the option is granted.

Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the board of directors.

Adjustment Provisions. Upon a Change in Control of the Company, any unvested non-employee director options shall become fully vested. For these purposes, a Change in Control is defined as a transaction or series of transactions, including by merger or consolidation of the Company into or with any other entity or corporation or the merger or consolidation of any other corporation into or with the Company, in which any person, entity or group of persons and/or entities acting in concert acquire(s) shares of the Company's stock representing 50% or more of the outstanding voting power of the Company, including voting shares issued or issuable upon conversion of any convertible security outstanding on the date of such transaction including, without limitation, stock options. In such event, the option shall be fully exercisable for 30 days, after which the option will terminate.

Duration, Amendment and Termination. The board of directors at any time, and from time to time, may amend the Director Plan and/or some or all outstanding options granted under the Director Plan.

However, except for adjustments upon changes in stock, as provided for in the Director Plan, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Director Plan to satisfy the requirements of Rule 16b-3 under the Exchange Act or Nasdaq or any securities exchange listing requirements. Rights and obligations under any option granted before any amendment of the Director Plan shall not be impaired by such amendment unless (i) the Company requests the consent of the person to whom the option was granted and (ii) such person consents in writing.

Certain Federal Income Tax Information. Stock options granted under the Director Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options. The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Director Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

Options granted under the Director Plan are nonstatutory options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

ANNUAL REPORT

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2002 has been mailed to stockholders along with this proxy statement. If you have not received or had access to our Annual Report on Form 10-K, it will be sent to you without charge upon written request to: Investor Relations, 8x8, Inc., 2445 Mission College Blvd., Santa Clara, CA 95054.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2003 MEETING

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2003 annual meeting (the "2003 Meeting") of stockholders must be received by the Company no later than February 13, 2003 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Alternatively, under the Company's Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2003 proxy statement may be submitted in writing to the Company's Secretary not less than 90 days prior to the 2003 Meeting. Note, however, that in the event we provide less than 100 days notice or prior public disclosure to stockholders of the date of the 2003 Meeting, any stockholder proposal or nomination not submitted for inclusion in the proxy statement must be submitted to the Company's Secretary not later than the close of business on the tenth day following the day on which notice of the date of the 2003 Meeting was mailed or public disclosure was made. For purposes of the above, "public disclosure" means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the SEC. As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. If a stockholder gives notice of such proposal after the deadline computed in accordance with our Bylaws (the "Bylaw Deadline"), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2003 Meeting.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the 2002 Meeting is April 29, 2003, or the date which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2003 Meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our 2003 Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2003 Meeting and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

We have not been notified by any stockholder of his, her or its intent to present a stockholder proposal from the floor at the 2002 annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2002 annual meeting, including any stockholder proposals received between the date of this proxy statement and the Bylaw Deadline for the 2002 annual meeting, which is the date 10 days after the date of notice of the 2002 annual meeting.

OTHER MATTERS

The Company knows of no other matters to be submitted at the annual meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend.

By Order of the Board of Directors

Bryan R. Martin
President and Chief Executive Officer

Santa Clara, California
June 13, 2002

8X8, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 23, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of 8x8, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Bryan R. Martin and David Stoll, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the annual meeting of stockholders of 8x8, Inc. to be held at the offices of the Company at 2445 Mission College Boulevard, Santa Clara, California 95054 on Tuesday, July 23, 2002 at 1:30 p.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of the Company's voting securities that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

The Board recommends a vote for election of all nominees and a vote for approval of all of the proposals.

Please mark your vote as indicated in this example.   ☒

ELECTION OF DIRECTORS

1. Nominees:

01	-- DR. BERND GIROD	02	-- GUY L. HECKER, JR.
03	-- CHRISTOS LAGOMICHOS	04	-- BRYAN R. MARTIN
05	-- JOE PARKINSON	06	-- WILLIAM P. TAI

FOR ALL NOMINEES	WITHHOLD ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES LISTED BY NUMBER BELOW:
☐	☐	☐____________________

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. PROPOSAL TO APPROVE AMENDMENT OF THE COMPANY'S 1996 DIRECTOR OPTION PLAN TO (I) INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN BY 500,000 SHARES, FROM 500,000 SHARES TO 1,000,000 SHARES, AND (II) PROVIDE FOR AN INCREASE IN THE NUMBER OF SHARES GRANTED AS NON-DISCRETIONARY OPTION GRANTS UNDER THE 1996 DIRECTOR OPTION PLAN.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. TO VOTE OR OTHERWISE REPRESENT THE SHARES ON ANY AND ALL OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, ACCORDING TO THEIR DISCRETION AND IN THEIR DISCRETION.

PLACE "X" HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE MEETING ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE NEW ADDRESS IN SPACE TO THE LEFT ☐

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

SIGNATURE:______________________________________                    DATE: _________

SIGNATURE:______________________________________                    DATE: _________